EXHIBIT 14

Middle Kingdom Alliance Corp.

CODE OF ETHICS – Sarbanes- Oxley Section 406

For Senior Financial Officers

Purpose

Section 406 of the Sarbanes-Oxley Act requires each company registered with the Securities and Exchange Commission to disclose whether or not it has adopted a code of ethics for senior financial officers. In accordance with Section 406, Middle Kingdom Alliance Corp. (the “Company”) has adopted this Code of Ethics for Senior Financial Officers (the “Code”). The purpose of the Code is: to promote the honest and ethical conduct of the Senior Financial Officers (as defined below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable public disclosures by the Company; and to promote compliance with all applicable laws, rules and regulations. This Code may be amended only by resolution of the Company’s Board of Directors.

Applicability

This Code is applicable to the Company’s chief executive officer, chief financial officer, chief accounting officer and any persons performing similar functions (together the “Senior Financial Officers”).

While the Company expects honest and ethical conduct in all aspects of business from all of its directors, officers and employees, it expects the highest possible honest and ethical conduct from the Senior Financial Officers. The honesty, integrity and sound judgment of Senior Financial Officers is fundamental to the Company’s reputation and success. Compliance with this Code is a condition of employment, and violations of the Code may result in disciplinary action, up to and including termination of employment.

Senior Financial Officers are bound by the standards set forth in this Code and any other applicable policies and procedures that may be implemented from time to time.

Standards of Conduct

To the best of their ability, the Senior Financial Officers shall:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

•	Protect the Company’s assets and ensure their efficient use;

•	Commitment not to use or give to others trade secrets or confidential information belonging to the Company or belonging to others with whom the Company does business;

•

Disclose to the General Counsel, the Audit Committee, if one exists, or Board of Directors, any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;

•

Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Comply with applicable governmental laws, rules and regulations;

•

Support, as appropriate, contact by all non-financial officers and employees with the General Counsel or the Audit Committee, if one exists, or Board of Directors for any issues concerning the improper accounting or financial reporting of the Company without fear of retaliation; and

•

Refrain from unduly or fraudulently influencing, coercing, manipulating or misleading any authorized audit and from interference with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

Enforcement of the Code

The General Counsel in conjunction with all the Company’s officers may consider and make recommendations to the Board of Directors or Audit Committee, if one exists, with respect to possible waiver of provisions of this Code. However, the Board of Directors has the sole and absolute discretionary authority to approve any deviation or waiver from this Code. Any change in or waiver from, and the grounds for such change or waiver of this Code shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K, or through any other permissible means of disclosure.

Compliance with the Code

If you have any questions or concerns about this Code, you should seek guidance from the General Counsel or Audit Committee, if one exists, or Board of Directors. If you know of or suspect a violation of applicable laws or regulations or of this Code, you must promptly report that information to the General Counsel. No one will be subject to retaliation because of a good faith report of a suspected violation.

No Rights Created

This Code is a statement of certain fundamental principles, policies, and procedures that govern the Company’s Senior Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any officer, employee, customer, supplier, competitor, stockholder or any other person or entity.